Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 19, 2023
FOR MORE INFORMATION CONTACT:
Timothy S. Crane, President & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Year-to-Date Net Income

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced record net income of $334.9 million or $5.18 per diluted common share for the first six months of 2023 compared to net income of $221.9 million or $3.56 per diluted common share for the same period of 2022, an increase in diluted earnings per common share of 46%. Pre-tax, pre-provision income (non-GAAP) for the first six months of 2023 totaled $506.5 million as compared to $329.9 million in the first six months of 2022, an increase in pre-tax, pre-provision income of 54%.

The Company recorded quarterly net income of $154.8 million or $2.38 per diluted common share for the second quarter of 2023, a decrease in diluted earnings per common share of 15% compared to the first quarter of 2023. Pre-tax, pre-provision income (non-GAAP) totaled $239.9 million as compared to $266.6 million for the first quarter of 2023.

Timothy S. Crane, President and Chief Executive Officer, commented, “We are very pleased with our record net income for the first half of 2023. Our margin stabilized in the second quarter of 2023 and we continue to believe that maintaining such level will allow for strong financial performance in the coming quarters. Specifically, the repricing of our premium finance receivables portfolios in the second quarter helped offset increases in deposit pricing. Strong and balanced deposit growth as well as prudent liquidity management provided stability in our balance sheet through this period of volatility. Credit performance within the portfolio remained strong.”

Highlights of the second quarter of 2023:
Comparative information to the first quarter of 2023, unless otherwise noted

•Total deposits grew by $1.3 billion, or 12.4% annualized.
•Non-deposit borrowings decreased by $208.2 million.
•Total loans increased by $1.5 billion, or 14.8% annualized.
•Net interest margin decreased to 3.64% (3.66% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2023 due to higher deposit costs. Importantly, however, net interest margin remained relatively stable throughout the second quarter of 2023.
•Provision for credit losses totaled $28.5 million in the second quarter of 2023 as compared to a provision for credit losses of $23.0 million in the first quarter of 2023.
•Net charge-offs totaled $17.0 million or 17 basis points of average total loans on an annualized basis in the second quarter of 2023 as compared to $5.5 million or six basis points of average total loans on an annualized basis in the first quarter of 2023.
•Non-performing assets remained at a low level and represent 0.22% of total assets.

Mr. Crane noted, “By effectively leveraging our strong customer relationships, unique market position, diversified products and competitive rates, Wintrust experienced significant deposit growth, with increased deposits of approximately $1.3 billion, or 12% on an annualized basis. This included outstanding balances of our MaxSafe® products increasing approximately $1.7 billion since the end of the first quarter of 2023. Deposit growth provided enhanced liquidity and reduced our reliance on other borrowings such as FHLB advances. Non-deposit borrowings decreased approximately $208.2 million during the quarter. Growth in deposits helped fund approximately $1.5 billion of loan growth during the quarter. This growth came primarily from approximately $1.0 billion in the commercial premium finance receivables portfolio and approximately $370 million largely from draws on existing commercial real estate loan facilities. We remain prudent in our review of credit prospects ensuring our loan growth stays within our conservative credit standards.”
Mr. Crane commented, “As noted in our first quarter earnings release, our net interest margin was approximately 3.70% at the end of March of 2023. Despite continued acceleration in deposit pricing and the impact of hedging activity, our net interest margin remained relatively stable throughout the second quarter of 2023. Due to our relatively short-term and asset sensitive balance sheet, we believe that we can maintain the net interest margin between 3.60% and 3.70% for the remainder of the year as we expect further upward repricing primarily in our premium finance receivable portfolios to mitigate higher deposit costs as deposit pricing stabilizes. Net interest income decreased by $10.5 million in the second quarter of 2023, however, we expect net interest income to increase in the third quarter given the aforementioned strong balance sheet growth paired with a stable net interest margin.”

Commenting on credit quality, Mr. Crane stated, “Credit metrics remained strong. The Company has a well-diversified commercial real estate portfolio with exposures primarily consisting of stabilized, income-producing properties. Additionally, the commercial real estate office portfolio represents a small portion of our loan portfolio. In the second quarter of 2023, we took a proactive approach to exit certain credits we considered to be vulnerable to existing market conditions. The resolution of these credits through a sale to external parties resulted in approximately $8.0 million in charge-offs. Net charge-offs totaled $17.0 million or 17 basis points of average total loans on an annualized basis in the second quarter of 2023 as compared to $5.5 million or six basis points of average total loans on an annualized basis in the first quarter of 2023. The allowance for credit losses on our core loan portfolio as of June 30, 2023 was approximately 1.50% of the outstanding balance (see Table 12 for additional information). We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit.”

Mr. Crane concluded, “Our second quarter of 2023 results continued to demonstrate the benefits of the diversified, multi-faceted nature of our business model. Net income for the quarter was the second highest in our history, behind only net income from the first quarter of 2023. We remain focused on continuing to grow deposits to enhance liquidity and support future asset growth while remaining well positioned for higher interest rates. Total loans as of June 30, 2023 were $917 million higher than average total loans in the second quarter of 2023, which is expected to benefit the third quarter. We are pleased by our position in the markets we serve to continue to grow deposit and loan relationships and believe we are situated well to expand our net revenues and earnings in the coming quarters.”

The graphs below illustrate certain financial highlights of the second quarter of 2023 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$94.5
$143.0
$144.8
$180.2
$154.8
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Pre-tax income, excluding provision for credit losses (non-GAAP)
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
$152.1
$206.5
$242.8
$266.6
$239.9
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Pre-Tax Income, Excluding Provision for Credit Losses (non-GAAP)

Pre-tax income, excluding provision for credit losses (non-GAAP) - Q2 2023 compared to Q1 2023
$ in Millions
$280
$260
$240
$220
$200
$180
$160
$266.6
$(10.5)
$11.7
$3.9
$(7.8)
$(2.6)
$(8.1)
$(5.8)
$(7.5)
$239.9
Q1 2023
Net Interest Income
Mortgage Banking Revenue
Wealth Management Revenue
Fees from Covered Call Options
All Other Non-Interest Income
Salaries and Employee Benefits
Advertising and Marketing
All Other Non-Interest Expense
Q2 2023

Net Interest Income and Net Interest Margin ("NIM")
$ in Millions
$480
$440
$400
$360
$320
$280
$240
$200
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$337.8
$401.4
$456.8
$458.0
$447.5
2.93%
2.92%
3.35%
3.34%
3.73%
3.71%
3.83%
3.81%
3.66%
3.64%
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
NIM (GAAP)
NIM (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$56.0
$54.0
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$51.0
$52.4
$52.9
$52.9
$54.3
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Total Loans
$ in Billions
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$30.0
$28.0
$26.0
$37.1
$38.2
$39.2
$39.6
$41.0
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Total Deposits
$ in Billions
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$42.6
$42.8
$42.9
$42.7
$44.0
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Non-Performing Assets as a percentage of Total Assets
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.16%
0.20%
0.21%
0.21%
0.22%
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.11%
0.03%
0.05%
0.06%
0.17%
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets increased $1.4 billion in the second quarter of 2023 as compared to the first quarter of 2023. Total loans increased by $1.5 billion as compared to the first quarter of 2023 primarily due to growth in the property and casualty insurance premium finance receivables and commercial real estate loan portfolios. The growth in the commercial real estate portfolio was largely driven by draws on previously-established credit facilities. Additionally, in the second quarter of 2023, the Company received settlement proceeds related to securities called and previously recognized as a trade date receivable of $940 million as of March 31, 2023. Proceeds received increased interest bearing cash on the balance sheet in the second quarter of 2023.

Total liabilities increased by $1.4 billion in the second quarter of 2023 as compared to the first quarter of 2023 primarily due to a $1.3 billion increase in total deposits. In the second quarter of 2023, the deposit mix shift continued as non-interest bearing deposits made up 24% of total deposits at June 30, 2023 compared to 26% at March 31, 2023. This included growth of $1.7 billion in the Company’s unique MaxSafe® product balances. The majority of the Company’s deposits are insured as approximately 74% of the total deposit balance is either fully FDIC-insured or fully collateralized as of June 30, 2023.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the second quarter of 2023, net interest income totaled $447.5 million, a decrease of $10.5 million as compared to the first quarter of 2023. The $10.5 million decrease in net interest income in the second quarter of 2023 compared to the first quarter of 2023 was primarily due to net interest margin compression driven by an increase in deposit costs and the impact from hedges of our loan portfolio established to protect against the impact of lower rates.

Net interest margin was 3.64% (3.66% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2023 compared to 3.81% (3.83% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2023. The net interest margin decrease as compared to the first quarter of 2023 was due to a 66 basis point increase in the rate paid on interest-bearing liabilities. This decrease was partially offset by a 34 basis point increase in yield on earning assets and a 15 basis point increase in the net free funds contribution. The 66 basis point increase on the rate paid on interest-bearing liabilities in the second quarter of 2023 as compared to the first quarter of 2023 was primarily due to a 74 basis point increase in the rate paid on interest-bearing deposits primarily related to the increasing rate environment. The 34 basis point increase in the yield on earning assets in the second quarter of 2023 as compared to the first quarter of 2023 was primarily due to a 42 basis point expansion on loan yields, which included an unfavorable eight basis point impact from the Company’s existing hedging positions.

For more information regarding net interest income, see Table 4 through Table 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $387.8 million as of June 30, 2023, an increase of $11.5 million as compared to $376.3 million as of March 31, 2023. A provision for credit losses totaling $28.5 million was recorded for the second quarter of 2023 as compared to $23.0 million recorded in the first quarter of 2023. For more information regarding the provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses (“CECL”) accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of June 30, 2023, March 31, 2023, and December 31, 2022 is shown on Table 12 of this report.

Net charge-offs totaled $17.0 million in the second quarter of 2023, as compared to $5.5 million of net charge-offs in the first quarter of 2023. The increase in net charge-offs during the second quarter of 2023 was partially the result of the sale to external parties of certain credits within the commercial real estate portfolio, which resulted in approximately $8.0 million in charge-offs. Net charge-offs as a percentage of average total loans were reported as 17 basis points in the second quarter of 2023 on an annualized basis compared to six basis points on an annualized basis in the first quarter of 2023. For more information regarding net charge-offs, see Table 10 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 13 in this report.

Non-performing assets totaled $120 million and comprised only 0.22% of total assets as of June 30, 2023, as compared to $110 million as of March 31, 2023. Non-performing loans were slightly higher totaling $109 million, or 0.26% of total loans, at June 30, 2023. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $3.9 million in the second quarter of 2023 as compared to the first quarter of 2023 primarily due to increased asset management fees from the acquisition of two asset management businesses at the beginning of the second quarter, offset by lower fees associated with our tax-deferred like-kind exchange business. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $11.7 million in the second quarter of 2023 as compared to the first quarter of 2023 primarily due to increased loan volume and favorable adjustments to the fair value of certain mortgage assets. The Company recorded net positive fair value adjustments of $1.2 million in the second quarter of 2023 related to fair value changes in certain mortgage assets. This included a $2.0 million favorable adjustment in the value of mortgage servicing rights related to changes in fair value model assumptions, net of economic hedges, offset by a $739,000 unfavorable adjustment on the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies which are held at fair value. The Company intends to monitor the relationship of these assets and will seek to minimize the earnings impact of fair value changes in future quarters.

The Company recognized nominal net gains on investment securities in the second quarter of 2023 as compared to net gains of $1.4 million in the first quarter of 2023 related to changes in the value of equity securities.

Fees from covered call options decreased by $7.8 million in the second quarter of 2023 as compared to the first quarter of 2023. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

For more information regarding non-interest income, see Table 15 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $8.1 million in the second quarter of 2023 as compared to the first quarter of 2023. The $8.1 million increase is primarily related to higher incentive compensation expense due to elevated commissions and bonus accruals in the second quarter of 2023 and increased employee insurance costs.

Advertising and marketing expenses in the second quarter of 2023 totaled $17.8 million, which is a $5.8 million increase as compared to the first quarter of 2023 primarily due to an increase in seasonal media advertising and sponsorship costs. Marketing costs are incurred to promote the Company’s brand, commercial banking capabilities and the Company’s various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company’s non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors. Generally, these expenses are elevated in the second and third quarters of each year.

Lending expenses, net of deferred origination costs, increased by $4.8 million as compared to the first quarter of 2023 primarily due to increased loan originations in the second quarter of 2023.

Miscellaneous expense in the second quarter of 2023 decreased by $2.3 million as compared to the first quarter of 2023. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, postage, corporate insurance, dues and subscriptions, problem loan expenses and other miscellaneous operational losses and costs.

For more information regarding non-interest expense, see Table 16 in this report.

INCOME TAXES

The Company recorded income tax expense of $56.7 million in the second quarter of 2023 compared to $63.4 million in the first quarter of 2023. The effective tax rates were 26.81% in the second quarter of 2023 compared to 26.01% in the first quarter of 2023. The effective tax rates were partially impacted by the tax effects related to share-based compensation which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded net excess tax benefits of $12,000 in the second quarter of 2023, compared to net excess tax benefits of $2.8 million in the first quarter of 2023 related to share-based compensation.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the second quarter of 2023, this unit expanded its commercial real estate and residential real estate loan portfolios and grew consumer deposits.

Mortgage banking revenue was $30.0 million for the second quarter of 2023, an increase of $11.7 million as compared to the first quarter of 2023, primarily due to higher production volume. Service charges on deposit accounts totaled $13.6 million in the second quarter of 2023, an increase of $705,000 as compared to the first quarter of 2023, primarily due to higher fees associated with commercial account activity. The Company’s gross commercial and commercial real estate loan pipelines remained solid as of June 30, 2023 indicating momentum for expected continued loan growth in the third quarter of 2023.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $5.0 billion during the second quarter of 2023 and average balances increased by $370.0 million as compared to the first quarter of 2023. The Company’s leasing portfolio balance remained steady in the second quarter of 2023, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $3.1 billion as of June 30, 2023 as compared to $3.1 billion as of March 31, 2023. Revenues from the Company’s out-sourced administrative services business were $1.3 million in the second quarter of 2023, a decrease of $296,000 from the first quarter of 2023.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $33.9 million in the second quarter of 2023, an increase of $3.9 million compared to the first quarter of 2023. The increase in wealth management revenue in the second quarter of 2023 was primarily related to higher asset management fees from the acquisition of two asset management businesses at the beginning of the second quarter, offset by lower fees associated with our tax-deferred like-kind exchange business. At June 30, 2023, the Company’s wealth management subsidiaries had approximately $44.5 billion of assets under administration, which included $7.6 billion of assets owned by the Company and its subsidiary banks, representing an increase from the $35.2 billion of assets under administration at March 31, 2023. The increase in assets under administration was primarily the result of the acquisition of two asset management businesses in the second quarter of 2023.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Business Combination

On April 3, 2023, the Company completed its acquisition of Rothschild & Co Asset Management US Inc. and Rothschild & Co Risk Based Investments LLC from Rothschild & Co North America Inc. As of the acquisition date, the Company acquired approximately $12.6 million in assets. As the transaction was determined to be a business combination, the Company recorded goodwill of approximately $2.6 million on the purchase.

Common Stock Offering

In June 2022, the Company sold through a public offering a total of 3,450,000 shares of its common stock. Net proceeds to the Company totaled approximately $285.7 million, net of estimated issuance costs.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the second quarter of 2023, as compared to the first quarter of 2023 (sequential quarter) and second quarter of 2022 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 1st Quarter 2023		% or basis point (bp) change from 2nd Quarter 2022
	Three Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Net income	$154,750	$180,198	$94,513	(14)%		64%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	239,944	266,595	152,078	(10)		58
Net income per common share – diluted	2.38	2.80	1.49	(15)		60
Cash dividends declared per common share	0.40	0.40	0.34	0		18
Net revenue (3)	560,567	565,764	440,746	(1)		27
Net interest income	447,537	457,995	337,804	(2)		32
Net interest margin	3.64%	3.81%	2.92%	(17)	bps	72	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.66	3.83	2.93	(17)		73
Net overhead ratio (4)	1.58	1.49	1.51	9		7
Return on average assets	1.18	1.40	0.77	(22)		41
Return on average common equity	12.79	15.67	8.53	(288)		426
Return on average tangible common equity (non-GAAP) (2)	15.12	18.55	10.36	(343)		476
At end of period
Total assets	$54,286,176	$52,873,511	$50,969,332	11%		7%
Total loans (5)	41,023,408	39,565,471	37,053,103	15		11
Total deposits	44,038,707	42,718,211	42,593,326	12		3
Total shareholders’ equity	5,041,912	5,015,506	4,727,623	2		7
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Selected Financial Condition Data (at end of period):
Total assets	$54,286,176	$52,873,511	$52,949,649	$52,382,939	$50,969,332
Total loans (1)	41,023,408	39,565,471	39,196,485	38,167,613	37,053,103
Total deposits	44,038,707	42,718,211	42,902,544	42,797,191	42,593,326
Total shareholders’ equity	5,041,912	5,015,506	4,796,838	4,637,980	4,727,623
Selected Statements of Income Data:
Net interest income	$447,537	$457,995	$456,816	$401,448	$337,804	$905,532	$637,098
Net revenue (2)	560,567	565,764	550,655	502,930	440,746	1,126,331	902,830
Net income	154,750	180,198	144,817	142,961	94,513	334,948	221,904
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	239,944	266,595	242,819	206,461	152,078	506,539	329,864
Net income per common share – Basic	2.41	2.84	2.27	2.24	1.51	5.26	3.61
Net income per common share – Diluted	2.38	2.80	2.23	2.21	1.49	5.18	3.56
Cash dividends declared per common share	0.40	0.40	0.34	0.34	0.34	0.80	0.68
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.64%	3.81%	3.71%	3.34%	2.92%	3.72%	2.76%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.66	3.83	3.73	3.35	2.93	3.74	2.77
Non-interest income to average assets	0.86	0.84	0.71	0.79	0.84	0.85	1.08
Non-interest expense to average assets	2.44	2.33	2.34	2.32	2.35	2.39	2.34
Net overhead ratio (4)	1.58	1.49	1.63	1.53	1.51	1.54	1.25
Return on average assets	1.18	1.40	1.10	1.12	0.77	1.29	0.91
Return on average common equity	12.79	15.67	12.72	12.31	8.53	14.20	10.22
Return on average tangible common equity (non-GAAP) (3)	15.12	18.55	15.21	14.68	10.36	16.79	12.40
Average total assets	$52,601,953	$52,075,318	$52,087,618	$50,722,694	$49,353,426	$52,340,090	$49,427,225
Average total shareholders’ equity	5,044,718	4,895,271	4,710,856	4,795,387	4,526,110	4,970,407	4,513,356
Average loans to average deposits ratio	94.3%	93.0%	90.5%	88.8%	86.8%	93.7%	85.3%
Period-end loans to deposits ratio	93.2	92.6	91.4	89.2	87.0
Common Share Data at end of period:
Market price per common share	$72.62	$72.95	$84.52	$81.55	$80.15
Book value per common share	75.65	75.24	72.12	69.56	71.06
Tangible book value per common share (non-GAAP) (3)	64.50	64.22	61.00	58.42	59.87
Common shares outstanding	61,197,676	61,176,415	60,794,008	60,743,335	60,721,889
Other Data at end of period:
Tier 1 leverage ratio (5)	9.3%	9.1%	8.8%	8.8%	8.8%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.1	10.1	10.0	9.9	9.9
Common equity tier 1 capital ratio (5)	9.2	9.2	9.1	9.0	9.0
Total capital ratio (5)	11.9	12.1	11.9	11.8	11.9
Allowance for credit losses (6)	$387,786	$376,261	$357,936	$315,338	$312,192
Allowance for loan and unfunded lending-related commitment losses to total loans	0.94%	0.95%	0.91%	0.83%	0.84%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	175	174	174	174	173
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income and non-interest income.
(3)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022
Assets
Cash and due from banks	$513,858	$445,928	$490,908	$489,590	$498,891
Federal funds sold and securities purchased under resale agreements	59	58	58	57	475,056
Interest-bearing deposits with banks	2,163,708	1,563,578	1,988,719	3,968,605	3,266,541
Available-for-sale securities, at fair value	3,492,481	3,259,845	3,243,017	2,923,653	2,970,121
Held-to-maturity securities, at amortized cost	3,564,473	3,606,391	3,640,567	3,389,842	3,413,469
Trading account securities	3,027	102	1,127	179	1,010
Equity securities with readily determinable fair value	116,275	111,943	110,365	114,012	93,295
Federal Home Loan Bank and Federal Reserve Bank stock	195,117	244,957	224,759	178,156	136,138
Brokerage customer receivables	15,722	16,042	16,387	20,327	21,527
Mortgage loans held-for-sale, at fair value	338,728	302,493	299,935	376,160	513,232
Loans, net of unearned income	41,023,408	39,565,471	39,196,485	38,167,613	37,053,103
Allowance for loan losses	(302,499)	(287,972)	(270,173)	(246,110)	(251,769)
Net loans	40,720,909	39,277,499	38,926,312	37,921,503	36,801,334
Premises, software and equipment, net	749,393	760,283	764,798	763,029	762,381
Lease investments, net	274,351	256,301	253,928	244,822	223,813
Accrued interest receivable and other assets	1,455,748	1,413,795	1,391,342	1,316,305	1,112,697
Trade date securities receivable	—	939,758	921,717	—	—
Goodwill	656,674	653,587	653,524	653,079	654,709
Other acquisition-related intangible assets	25,653	20,951	22,186	23,620	25,118
Total assets	$54,286,176	$52,873,511	$52,949,649	$52,382,939	$50,969,332
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$10,604,915	$11,236,083	$12,668,160	$13,529,277	$13,855,844
Interest-bearing	33,433,792	31,482,128	30,234,384	29,267,914	28,737,482
Total deposits	44,038,707	42,718,211	42,902,544	42,797,191	42,593,326
Federal Home Loan Bank advances	2,026,071	2,316,071	2,316,071	2,316,071	1,166,071
Other borrowings	665,219	583,548	596,614	447,215	482,787
Subordinated notes	437,628	437,493	437,392	437,260	437,162
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	1,823,073	1,549,116	1,646,624	1,493,656	1,308,797
Total liabilities	49,244,264	47,858,005	48,152,811	47,744,959	46,241,709
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	61,219	61,198	60,797	60,743	60,722
Surplus	1,923,623	1,913,947	1,902,474	1,891,621	1,880,913
Treasury stock	(1,966)	(1,966)	(304)	—	—
Retained earnings	3,120,626	2,997,263	2,849,007	2,731,844	2,616,525
Accumulated other comprehensive loss	(474,090)	(367,436)	(427,636)	(458,728)	(243,037)
Total shareholders’ equity	5,041,912	5,015,506	4,796,838	4,637,980	4,727,623
Total liabilities and shareholders’ equity	$54,286,176	$52,873,511	$52,949,649	$52,382,939	$50,969,332

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
(In thousands, except per share data)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Interest income
Interest and fees on loans	$621,057	$558,692	$498,838	$402,689	$320,501	$1,179,749	$606,199
Mortgage loans held-for-sale	4,178	3,528	3,997	5,371	5,740	7,706	11,827
Interest-bearing deposits with banks	16,882	13,468	20,349	15,621	5,790	30,350	7,477
Federal funds sold and securities purchased under resale agreements	1	70	1,263	1,845	1,364	71	1,795
Investment securities	51,243	59,943	53,092	38,569	36,541	111,186	68,939
Trading account securities	6	14	6	7	4	20	9
Federal Home Loan Bank and Federal Reserve Bank stock	3,544	3,680	2,918	2,109	1,823	7,224	3,595
Brokerage customer receivables	265	295	282	267	205	560	379
Total interest income	697,176	639,690	580,745	466,478	371,968	1,336,866	700,220
Interest expense
Interest on deposits	213,495	144,802	95,447	45,916	18,985	358,297	33,839
Interest on Federal Home Loan Bank advances	17,399	19,135	13,823	6,812	4,878	36,534	9,694
Interest on other borrowings	8,485	7,854	5,313	4,008	2,734	16,339	4,973
Interest on subordinated notes	5,523	5,488	5,520	5,485	5,517	11,011	10,999
Interest on junior subordinated debentures	4,737	4,416	3,826	2,809	2,050	9,153	3,617
Total interest expense	249,639	181,695	123,929	65,030	34,164	431,334	63,122
Net interest income	447,537	457,995	456,816	401,448	337,804	905,532	637,098
Provision for credit losses	28,514	23,045	47,646	6,420	20,417	51,559	24,523
Net interest income after provision for credit losses	419,023	434,950	409,170	395,028	317,387	853,973	612,575
Non-interest income
Wealth management	33,858	29,945	30,727	33,124	31,369	63,803	62,763
Mortgage banking	29,981	18,264	17,407	27,221	33,314	48,245	110,545
Service charges on deposit accounts	13,608	12,903	13,054	14,349	15,888	26,511	31,171
Gains (losses) on investment securities, net	0	1,398	(6,745)	(3,103)	(7,797)	1,398	(10,579)
Fees from covered call options	2,578	10,391	7,956	1,366	1,069	12,969	4,811
Trading gains (losses), net	106	813	(306)	(7)	176	919	4,065
Operating lease income, net	12,227	13,046	12,384	12,644	15,007	25,273	30,482
Other	20,672	21,009	19,362	15,888	13,916	41,681	32,474
Total non-interest income	113,030	107,769	93,839	101,482	102,942	220,799	265,732
Non-interest expense
Salaries and employee benefits	184,923	176,781	180,331	176,095	167,326	361,704	339,681
Software and equipment	26,205	24,697	24,699	24,126	24,250	50,902	47,060
Operating lease equipment	9,816	9,833	10,078	9,448	8,774	19,649	18,482
Occupancy, net	19,176	18,486	17,763	17,727	17,651	37,662	35,475
Data processing	9,726	9,409	7,927	7,767	8,010	19,135	15,515
Advertising and marketing	17,794	11,946	14,279	16,600	16,615	29,740	28,539
Professional fees	8,940	8,163	9,267	7,544	7,876	17,103	16,277
Amortization of other acquisition-related intangible assets	1,499	1,235	1,436	1,492	1,579	2,734	3,188
FDIC insurance	9,008	8,669	6,775	7,186	6,949	17,677	14,678
OREO expenses, net	118	(207)	369	229	294	(89)	(738)
Other	33,418	30,157	34,912	28,255	29,344	63,575	54,809
Total non-interest expense	320,623	299,169	307,836	296,469	288,668	619,792	572,966
Income before taxes	211,430	243,550	195,173	200,041	131,661	454,980	305,341
Income tax expense	56,680	63,352	50,356	57,080	37,148	120,032	83,437
Net income	$154,750	$180,198	$144,817	$142,961	$94,513	$334,948	$221,904
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991	13,982	13,982
Net income applicable to common shares	$147,759	$173,207	$137,826	$135,970	$87,522	$320,966	$207,922
Net income per common share - Basic	$2.41	$2.84	$2.27	$2.24	$1.51	$5.26	$3.61
Net income per common share - Diluted	$2.38	$2.80	$2.23	$2.21	$1.49	$5.18	$3.56
Cash dividends declared per common share	$0.40	$0.40	$0.34	$0.34	$0.34	$0.80	$0.68
Weighted average common shares outstanding	61,192	60,950	60,769	60,738	58,063	61,072	57,632
Dilutive potential common shares	902	873	1,096	837	775	933	823
Average common shares and dilutive common shares	62,094	61,823	61,865	61,575	58,838	62,005	58,455

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From (1)
(Dollars in thousands)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Dec 31, 2022 (2)	Jun 30, 2022
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$235,570	$155,687	$156,297	$216,062	$294,688	NM	(20)%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	103,158	146,806	143,638	160,098	218,544	(57)	(53)
Total mortgage loans held-for-sale	$338,728	$302,493	$299,935	$376,160	$513,232	26%	(34)%

Core loans:
Commercial
Commercial and industrial	$5,737,633	$5,855,035	$5,852,166	$5,818,959	$5,502,584	(4)%	4%
Asset-based lending	1,465,848	1,482,071	1,473,344	1,545,038	1,552,033	(1)	(6)
Municipal	653,117	655,301	668,235	608,234	535,586	(5)	22
Leases	1,925,767	1,904,137	1,840,928	1,582,359	1,592,329	9	21
PPP loans	15,337	17,195	28,923	43,658	82,089	(95)	(81)
Commercial real estate
Residential construction	51,689	69,998	76,877	66,957	55,941	(66)	(8)
Commercial construction	1,409,751	1,234,762	1,102,098	1,176,407	1,145,602	56	23
Land	298,996	292,293	307,955	282,147	304,775	(6)	(2)
Office	1,404,422	1,392,040	1,337,176	1,269,729	1,321,745	10	6
Industrial	2,002,740	1,858,088	1,836,276	1,777,658	1,746,280	18	15
Retail	1,304,083	1,309,680	1,304,444	1,331,316	1,331,059	0	(2)
Multi-family	2,696,478	2,635,411	2,560,709	2,305,433	2,171,583	11	24
Mixed use and other	1,440,652	1,446,806	1,425,412	1,368,537	1,330,220	2	8
Home equity	336,974	337,016	332,698	328,822	325,826	3	3
Residential real estate
Residential real estate loans for investment	2,455,392	2,309,393	2,207,595	2,086,795	1,965,051	23	25
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	117,024	119,301	80,701	57,161	34,764	91	NM
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	70,824	76,851	84,087	91,503	79,092	(32)	(10)
Total core loans	$23,386,727	$22,995,378	$22,519,624	$21,740,713	$21,076,559	8%	11%

Niche loans:
Commercial
Franchise	$1,091,164	$1,131,913	$1,169,623	$1,118,478	$1,136,929	(14)%	(4)%
Mortgage warehouse lines of credit	381,043	235,684	237,392	297,374	398,085	NM	(4)
Community Advantage - homeowners association	405,042	389,922	380,875	365,967	341,095	13	19
Insurance agency lending	925,520	905,727	897,678	879,183	906,375	6	2
Premium Finance receivables
U.S. property & casualty insurance	5,900,228	5,043,486	5,103,820	4,983,795	4,781,042	31	23
Canada property & casualty insurance	862,470	695,394	745,639	729,545	760,405	32	13
Life insurance	8,039,273	8,125,802	8,090,998	8,004,856	7,608,433	(1)	6
Consumer and other	31,941	42,165	50,836	47,702	44,180	(75)	(28)
Total niche loans	$17,636,681	$16,570,093	$16,676,861	$16,426,900	$15,976,544	12%	10%

Total loans, net of unearned income	$41,023,408	$39,565,471	$39,196,485	$38,167,613	$37,053,103	9%	11%
(1)NM - Not meaningful.
(2)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2023 (1)	Jun 30, 2022
Balance:
Non-interest-bearing	$10,604,915	$11,236,083	$12,668,160	$13,529,277	$13,855,844	(23)%	(23)%
NOW and interest-bearing demand deposits	5,814,836	5,576,558	5,591,986	5,676,122	5,918,908	17	(2)
Wealth management deposits (2)	1,417,984	1,809,933	2,463,833	2,988,195	3,182,407	(87)	(55)
Money market	14,523,124	13,552,277	12,886,795	12,538,489	12,273,350	29	18
Savings	5,321,578	5,192,108	4,556,635	3,988,790	3,686,596	10	44
Time certificates of deposit	6,356,270	5,351,252	4,735,135	4,076,318	3,676,221	75	73
Total deposits	$44,038,707	$42,718,211	$42,902,544	$42,797,191	$42,593,326	12%	3%
Mix:
Non-interest-bearing	24%	26%	30%	32%	33%
NOW and interest-bearing demand deposits	13	13	13	13	13
Wealth management deposits (2)	3	4	5	7	7
Money market	33	32	30	29	29
Savings	12	12	11	9	9
Time certificates of deposit	15	13	11	10	9
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of June 30, 2023

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$1,407,470	3.15%
4-6 months	1,323,183	2.93
7-9 months	1,148,928	3.53
10-12 months	1,543,622	4.39
13-18 months	595,056	3.25
19-24 months	250,020	2.87
24+ months	87,991	1.99
Total	$6,356,270	3.46%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,454,057	$1,235,748	$2,449,889	$3,039,907	$3,265,607
Investment securities (2)	7,252,582	7,956,722	7,310,383	6,655,215	6,589,947
FHLB and FRB stock	223,813	233,615	185,290	142,304	136,930
Liquidity management assets (3)	8,930,452	9,426,085	9,945,562	9,837,426	9,992,484
Other earning assets (3)(4)	17,401	18,445	18,585	21,805	24,059
Mortgage loans held-for-sale	307,683	270,966	308,639	455,342	560,707
Loans, net of unearned income (3)(5)	40,106,393	39,093,368	38,566,871	37,431,126	35,860,329
Total earning assets (3)	49,361,929	48,808,864	48,839,657	47,745,699	46,437,579
Allowance for loan and investment security losses	(302,627)	(282,704)	(252,827)	(260,270)	(260,547)
Cash and due from banks	481,510	488,457	475,691	458,263	476,741
Other assets	3,061,141	3,060,701	3,025,097	2,779,002	2,699,653
Total assets	$52,601,953	$52,075,318	$52,087,618	$50,722,694	$49,353,426

NOW and interest-bearing demand deposits	$5,540,597	$5,271,740	$5,598,291	$5,789,368	$5,230,702
Wealth management deposits	1,545,626	2,167,081	2,883,247	3,078,764	2,835,267
Money market accounts	13,735,924	12,533,468	12,319,842	12,037,412	11,892,948
Savings accounts	5,206,609	4,830,322	4,403,113	3,862,579	3,882,856
Time deposits	5,603,024	5,041,638	4,023,232	3,675,930	3,687,778
Interest-bearing deposits	31,631,780	29,844,249	29,227,725	28,444,053	27,529,551
Federal Home Loan Bank advances	2,227,106	2,474,882	2,088,201	1,403,573	1,197,390
Other borrowings	625,757	602,937	480,553	478,909	489,779
Subordinated notes	437,545	437,422	437,312	437,191	437,084
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	35,175,754	33,613,056	32,487,357	31,017,292	29,907,370
Non-interest-bearing deposits	10,908,022	12,171,631	13,404,036	13,731,219	13,805,128
Other liabilities	1,473,459	1,395,360	1,485,369	1,178,796	1,114,818
Equity	5,044,718	4,895,271	4,710,856	4,795,387	4,526,110
Total liabilities and shareholders’ equity	$52,601,953	$52,075,318	$52,087,618	$50,722,694	$49,353,426

Net free funds/contribution (6)	$14,186,175	$15,195,808	$16,352,300	$16,728,407	$16,530,209
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$16,882	$13,538	$21,612	$17,466	$7,154
Investment securities	51,795	60,494	53,630	39,071	37,013
FHLB and FRB stock	3,544	3,680	2,918	2,109	1,823
Liquidity management assets (1)	72,221	77,712	78,160	58,646	45,990
Other earning assets (1)	272	313	289	275	210
Mortgage loans held-for-sale	4,178	3,528	3,997	5,371	5,740
Loans, net of unearned income (1)	622,939	560,564	500,432	403,719	321,069
Total interest income	$699,610	$642,117	$582,878	$468,011	$373,009

Interest expense:
NOW and interest-bearing demand deposits	$29,178	$18,772	$14,982	$8,041	$2,553
Wealth management deposits	9,097	12,258	14,079	11,068	3,685
Money market accounts	106,630	68,276	45,468	18,916	8,559
Savings accounts	25,603	15,816	8,421	2,130	347
Time deposits	42,987	29,680	12,497	5,761	3,841
Interest-bearing deposits	213,495	144,802	95,447	45,916	18,985
Federal Home Loan Bank advances	17,399	19,135	13,823	6,812	4,878
Other borrowings	8,485	7,854	5,313	4,008	2,734
Subordinated notes	5,523	5,488	5,520	5,485	5,517
Junior subordinated debentures	4,737	4,416	3,826	2,809	2,050
Total interest expense	$249,639	$181,695	$123,929	$65,030	$34,164

Less: Fully taxable-equivalent adjustment	(2,434)	(2,427)	(2,133)	(1,533)	(1,041)
Net interest income (GAAP) (2)	447,537	457,995	456,816	401,448	337,804
Fully taxable-equivalent adjustment	2,434	2,427	2,133	1,533	1,041
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$449,971	$460,422	$458,949	$402,981	$338,845
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	4.66%	4.44%	3.50%	2.28%	0.88%
Investment securities	2.86	3.08	2.91	2.33	2.25
FHLB and FRB stock	6.35	6.39	6.25	5.88	5.34
Liquidity management assets	3.24	3.34	3.12	2.37	1.85
Other earning assets	6.27	6.87	6.17	5.01	3.49
Mortgage loans held-for-sale	5.45	5.28	5.14	4.68	4.11
Loans, net of unearned income	6.23	5.82	5.15	4.28	3.59
Total earning assets	5.68%	5.34%	4.73%	3.89%	3.22%

Rate paid on:
NOW and interest-bearing demand deposits	2.11%	1.44%	1.06%	0.55%	0.20%
Wealth management deposits	2.36	2.29	1.94	1.43	0.52
Money market accounts	3.11	2.21	1.46	0.62	0.29
Savings accounts	1.97	1.33	0.76	0.22	0.04
Time deposits	3.08	2.39	1.23	0.62	0.42
Interest-bearing deposits	2.71	1.97	1.30	0.64	0.28
Federal Home Loan Bank advances	3.13	3.14	2.63	1.93	1.63
Other borrowings	5.44	5.28	4.39	3.32	2.24
Subordinated notes	5.06	5.02	5.05	5.02	5.05
Junior subordinated debentures	7.49	6.97	5.90	4.33	3.20
Total interest-bearing liabilities	2.85%	2.19%	1.51%	0.83%	0.46%

Interest rate spread (1)(2)	2.83%	3.15%	3.22%	3.06%	2.76%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)
Net free funds/contribution (3)	0.83	0.68	0.51	0.29	0.17
Net interest margin (GAAP) (2)	3.64%	3.81%	3.71%	3.34%	2.92%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.01	0.01
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	3.66%	3.83%	3.73%	3.35%	2.93%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for six months ended,		Interest for six months ended,		Yield/Rate for six months ended,
(Dollars in thousands)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,345,506	$3,911,080	$30,421	$9,272	4.56%	0.48%
Investment securities (2)	7,602,707	6,484,570	112,288	69,876	2.98	2.17
FHLB and FRB stock	228,687	136,424	7,224	3,595	6.37	5.31
Liquidity management assets (3)(4)	$9,176,900	$10,532,074	$149,933	$82,743	3.29%	1.58%
Other earning assets (3)(4)(5)	17,920	24,622	585	391	6.58	3.20
Mortgage loans held-for-sale	289,426	612,078	7,706	11,827	5.37	3.90
Loans, net of unearned income (3)(4)(6)	39,602,672	35,348,269	1,183,503	607,194	6.03	3.46
Total earning assets (4)	$49,086,918	$46,517,043	$1,341,727	$702,155	5.51%	3.04%
Allowance for loan and investment security losses	(292,721)	(256,834)
Cash and due from banks	484,964	479,174
Other assets	3,060,929	2,687,842
Total assets	$52,340,090	$49,427,225

NOW and interest-bearing demand deposits	$5,406,911	$5,010,709	$47,949	$4,543	1.79%	0.18%
Wealth management deposits	1,854,637	2,671,444	21,355	4,603	2.32	0.35
Money market accounts	13,138,018	12,330,943	174,907	16,207	2.68	0.27
Savings accounts	5,019,505	3,893,519	41,419	683	1.66	0.04
Time deposits	5,323,882	3,774,095	72,667	7,803	2.75	0.42
Interest-bearing deposits	$30,742,953	$27,680,710	$358,297	$33,839	2.35%	0.25%
Federal Home Loan Bank advances	2,350,309	1,219,110	36,534	9,694	3.13	1.60
Other borrowings	614,410	492,011	16,338	4,973	5.36	2.04
Subordinated notes	437,484	437,025	11,011	10,999	5.08	5.03
Junior subordinated debentures	253,566	253,566	9,154	3,617	7.28	2.84
Total interest-bearing liabilities	$34,398,722	$30,082,422	$431,334	$63,122	2.53%	0.42%
Non-interest-bearing deposits	11,536,336	13,769,792
Other liabilities	1,434,625	1,061,655
Equity	4,970,407	4,513,356
Total liabilities and shareholders’ equity	$52,340,090	$49,427,225
Interest rate spread (4)(7)					2.98%	2.62%
Less: Fully taxable-equivalent adjustment			(4,861)	(1,935)	(0.02)	(0.01)
Net free funds/contribution (8)	$14,688,196	$16,434,621			0.76	0.15
Net interest income/margin (GAAP) (4)			$905,532	$637,098	3.72%	2.76%
Fully taxable-equivalent adjustment			4,861	1,935	0.02	0.01
Net interest income/margin, fully taxable-equivalent (non-GAAP) (4)			$910,393	$639,033	3.74%	2.77%
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(4)See Table 17: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(8)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2023	5.7%	2.9%	(2.9)%	(7.9)%
Mar 31, 2023	4.2	2.4	(2.4)	(7.3)
Dec 31, 2022	7.2	3.8	(5.0)	(12.1)
Sep 30, 2022	12.9	7.1	(8.7)	(18.9)
Jun 30, 2022	17.0	9.0	(12.6)	(23.8)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2023	2.9%	1.8%	(0.9)%	(3.4)%
Mar 31, 2023	3.0	1.7	(1.3)	(3.4)
Dec 31, 2022	5.6	3.0	(2.9)	(6.8)
Sep 30, 2022	6.5	3.6	(3.9)	(8.6)
Jun 30, 2022	10.2	5.3	(6.9)	(14.3)

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to diminish. Given the recent unprecedented rise in interest rates, the Company has made a conscious effort to reposition its exposure to changing interest rates given the uncertainty of the future interest rate environment. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer term fixed rate loans. The Company will continue to monitor current and projected interest rates and expects to execute additional derivatives to mitigate potential fluctuations in the net interest margin in future years.

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of June 30, 2023	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$491,950	$2,588,577	$1,707,423	$11,360	$4,799,310
Variable rate	7,799,656	1,505	—	—	7,801,161
Total commercial	$8,291,606	$2,590,082	$1,707,423	$11,360	$12,600,471
Commercial real estate
Fixed rate	580,938	2,884,383	573,579	51,683	4,090,583
Variable rate	6,509,558	8,631	39	—	6,518,228
Total commercial real estate	$7,090,496	$2,893,014	$573,618	$51,683	$10,608,811
Home equity
Fixed rate	11,132	2,682	—	31	13,845
Variable rate	323,129	—	—	—	323,129
Total home equity	$334,261	$2,682	$—	$31	$336,974
Residential real estate
Fixed rate	16,724	3,824	30,511	1,072,690	1,123,749
Variable rate	73,672	263,888	1,181,931	—	1,519,491
Total residential real estate	$90,396	$267,712	$1,212,442	$1,072,690	$2,643,240
Premium finance receivables - property & casualty
Fixed rate	6,657,042	105,656	—	—	6,762,698
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$6,657,042	$105,656	$—	$—	$6,762,698
Premium finance receivables - life insurance
Fixed rate	121,092	547,337	22,242	—	690,671
Variable rate	7,348,602	—	—	—	7,348,602
Total premium finance receivables - life insurance	$7,469,694	$547,337	$22,242	$—	$8,039,273
Consumer and other
Fixed rate	4,420	3,912	60	301	8,693
Variable rate	23,248	—	—	—	23,248
Total consumer and other	$27,668	$3,912	$60	$301	$31,941

Total per category
Fixed rate	7,883,298	6,136,371	2,333,815	1,136,065	17,489,549
Variable rate	22,077,865	274,024	1,181,970	—	23,533,859
Total loans, net of unearned income	$29,961,163	$6,410,395	$3,515,785	$1,136,065	$41,023,408

Variable Rate Loan Pricing by Index:
SOFR tenors					$10,407,621
One- year CMT					5,819,451
One- month LIBOR					1,707,349
Three- month LIBOR					10,276
Twelve- month LIBOR					1,028,904
Prime					3,932,654
Ameribor tenors					356,300
Other U.S. Treasury tenors					46,387
BSBY tenors					49,436
Other					175,481
Total variable rate					$23,533,859
SOFR - Secured Overnight Financing Rate.
CMT - Constant Maturity Treasury Rate.
LIBOR - London Interbank Offered Rate.
Ameribor - American Interbank Offered Rate.
BSBY - Bloomberg Short Term Bank Yield Index.

1M LIBOR
3M LIBOR
12M LIBOR
1M SOFR
PRIME
LIBOR & SOFR
PRIME
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
6/30/22
7/31/22
8/31/22
9/30/22
10/31/22
11/30/22
12/31/22
1/31/23
2/28/23
3/31/23
4/30/23
5/31/23
6/30/23

	6/30/2022	7/31/2022	8/31/2022	9/30/2022	10/31/2022	11/30/2022	12/31/2022	1/31/2023	2/28/2023	3/31/2023	4/30/2023	5/31/2023	6/30/2023
1M Libor	1.79	2.36	2.55	3.14	3.77	4.14	4.39	4.57	4.67	4.86	5.06	5.19	5.22
1M SOFR	1.69	2.28	2.52	3.04	3.76	4.13	4.36	4.57	4.66	4.80	5.02	5.17	5.14
3M Libor	2.29	2.79	3.10	3.75	4.44	4.78	4.77	4.81	4.97	5.19	5.30	5.52	5.55
12M Libor	3.62	3.71	4.22	4.78	5.37	5.57	5.48	5.34	5.68	5.31	5.37	5.72	6.04
Prime	4.75	5.50	5.50	6.25	6.25	7.00	7.50	7.50	7.75	8.00	8.00	8.25	8.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR, CMT and LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $7.8 billion tied to one-month SOFR, $5.8 billion tied to one-year CMT and $1.7 billion tied to one-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		1-year CMT		1-month LIBOR		Prime
Second Quarter 2023	34	bps	76	bps	36	bps	25	bps
First Quarter 2023	44		-9		47		50
Fourth Quarter 2022	132		68		125		125
Third Quarter 2022	135		125		135		150
Second Quarter 2022	139		117		134		125

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars in thousands)	2023	2023	2022	2022	2022	2023	2022
Allowance for credit losses at beginning of period	$376,261	$357,936	$315,338	$312,192	$301,327	$357,936	$299,731
Cumulative effect adjustment from the adoption of ASU 2022-02	—	741	—	—	—	741	—
Provision for credit losses	28,514	23,045	47,646	6,420	20,417	51,559	24,523
Other adjustments	41	4	31	(105)	(56)	45	(34)
Charge-offs:
Commercial	5,629	2,543	3,019	780	8,928	8,172	10,342
Commercial real estate	8,124	5	538	24	40	8,129	817
Home equity	—	—	—	43	192	—	389
Residential real estate	—	—	—	5	—	—	466
Premium finance receivables - property & casualty	4,519	4,629	3,629	6,037	2,903	9,148	4,574
Premium finance receivables - life insurance	134	21	28	—	—	155	7
Consumer and other	110	153	—	635	253	263	446
Total charge-offs	18,516	7,351	7,214	7,524	12,316	25,867	17,041
Recoveries:
Commercial	505	392	691	2,523	996	897	1,534
Commercial real estate	25	100	61	55	553	125	585
Home equity	37	35	65	38	123	72	216
Residential real estate	6	4	6	60	6	10	11
Premium finance receivables - property & casualty	890	1,314	1,279	1,648	1,119	2,204	2,595
Premium finance receivables - life insurance	—	9	—	—	—	9	—
Consumer and other	23	32	33	31	23	55	72
Total recoveries	1,486	1,886	2,135	4,355	2,820	3,372	5,013
Net charge-offs	(17,030)	(5,465)	(5,079)	(3,169)	(9,496)	(22,495)	(12,028)
Allowance for credit losses at period end	$387,786	$376,261	$357,936	$315,338	$312,192	$387,786	$312,192

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.16%	0.07%	0.08%	(0.06)%	0.27%	0.12%	0.15%
Commercial real estate	0.31	0.00	0.02	0.00	(0.02)	0.16	0.01
Home equity	(0.04)	(0.04)	(0.08)	0.01	0.09	(0.04)	0.11
Residential real estate	0.00	0.00	0.00	(0.01)	0.00	0.00	0.05
Premium finance receivables - property & casualty	0.24	0.23	0.16	0.30	0.14	0.24	0.02
Premium finance receivables - life insurance	0.01	0.00	0.00	—	—	0.00	0.00
Consumer and other	0.45	0.74	(0.16)	4.02	1.31	0.58	1.26
Total loans, net of unearned income	0.17%	0.06%	0.05%	0.03%	0.11%	0.11%	0.07%

Loans at period end	$41,023,408	$39,565,471	$39,196,485	$38,167,613	$37,053,103
Allowance for loan losses as a percentage of loans at period end	0.74%	0.73%	0.69%	0.64%	0.68%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.94	0.95	0.91	0.83	0.84

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022	2023	2022
Provision for loan losses	$31,516	$22,520	$29,110	$(2,385)	$10,782	$54,036	$15,996
Provision for unfunded lending-related commitments losses	(2,945)	550	18,358	8,578	9,711	(2,395)	8,522
Provision for held-to-maturity securities losses	(57)	(25)	178	227	(76)	(82)	5
Provision for credit losses	$28,514	$23,045	$47,646	$6,420	$20,417	$51,559	$24,523

Allowance for loan losses	$302,499	$287,972	$270,173	$246,110	$251,769
Allowance for unfunded lending-related commitments losses	84,881	87,826	87,275	68,918	60,340
Allowance for loan losses and unfunded lending-related commitments losses	387,380	375,798	357,448	315,028	312,109
Allowance for held-to-maturity securities losses	406	463	488	310	83
Allowance for credit losses	$387,786	$376,261	$357,936	$315,338	$312,192

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of June 30, 2023, March 31, 2023 and December 31, 2022.

	As of Jun 30, 2023			As of Mar 31, 2023			As of Dec 31, 2022
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other	$12,600,471	$143,142	1.14%	$12,576,985	$149,501	1.19%	$12,549,164	$142,769	1.14%
Commercial real estate:
Construction and development	1,760,436	86,725	4.93	1,597,053	75,069	4.70	1,486,930	75,907	5.10
Non-construction	8,848,375	128,971	1.46	8,642,025	119,711	1.39	8,464,017	108,445	1.28
Home equity	336,974	6,967	2.07	337,016	7,728	2.29	332,698	7,573	2.28
Residential real estate	2,643,240	12,252	0.46	2,505,545	11,434	0.46	2,372,383	11,585	0.49
Premium finance receivables
Commercial insurance loans	6,762,698	8,347	0.12	5,738,880	11,248	0.20	5,849,459	9,967	0.17
Life insurance loans	8,039,273	699	0.01	8,125,802	707	0.01	8,090,998	704	0.01
Consumer and other	31,941	277	0.87	42,165	400	0.95	50,836	498	0.98
Total loans, net of unearned income	$41,023,408	$387,380	0.94%	$39,565,471	$375,798	0.95%	$39,196,485	$357,448	0.91%

Total core loans (1)	$23,386,727	$350,930	1.50%	$22,995,378	$334,910	1.46%	$22,519,624	$320,403	1.42%
Total niche loans (1)	17,636,681	36,450	0.21	16,570,093	40,888	0.25	16,676,861	37,045	0.22

(1)See Table 1 for additional detail on core and niche loans.

TABLE 13: LOAN PORTFOLIO AGING

(In thousands)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022
Loan Balances:
Commercial
Nonaccrual	$40,460	$47,950	$35,579	$44,293	$32,436
90+ days and still accruing	573	—	462	237	—
60-89 days past due	22,808	10,755	21,128	24,641	16,789
30-59 days past due	48,970	95,593	56,696	34,917	14,120
Current	12,487,660	12,422,687	12,435,299	12,155,162	11,983,760
Total commercial	$12,600,471	$12,576,985	$12,549,164	$12,259,250	$12,047,105
Commercial real estate
Nonaccrual	$18,483	$11,196	$6,387	$10,477	$10,718
90+ days and still accruing	—	—	—	—	—
60-89 days past due	1,054	20,539	2,244	6,041	6,771
30-59 days past due	14,218	72,680	30,675	29,971	34,220
Current	10,575,056	10,134,663	9,911,641	9,531,695	9,355,496
Total commercial real estate	$10,608,811	$10,239,078	$9,950,947	$9,578,184	$9,407,205
Home equity
Nonaccrual	$1,361	$1,190	$1,487	$1,320	$1,084
90+ days and still accruing	110	—	—	—	—
60-89 days past due	316	116	—	125	154
30-59 days past due	601	1,118	2,152	848	930
Current	334,586	334,592	329,059	326,529	323,658
Total home equity	$336,974	$337,016	$332,698	$328,822	$325,826
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$187,848	$196,152	$164,788	$148,664	$113,856
Nonaccrual	13,652	11,333	10,171	9,787	8,330
90+ days and still accruing	—	104	—	—	—
60-89 days past due	7,243	74	4,364	2,149	534
30-59 days past due	872	19,183	9,982	15	147
Current	2,433,625	2,278,699	2,183,078	2,074,844	1,956,040
Total residential real estate	$2,643,240	$2,505,545	$2,372,383	$2,235,459	$2,078,907
Premium finance receivables - property & casualty
Nonaccrual	$19,583	$18,543	$13,470	$13,026	$13,303
90+ days and still accruing	12,785	9,215	15,841	16,624	6,447
60-89 days past due	22,670	14,287	14,926	15,301	15,299
30-59 days past due	32,751	32,545	40,557	21,128	23,313
Current	6,674,909	5,664,290	5,764,665	5,647,261	5,483,085
Total Premium finance receivables - property & casualty	$6,762,698	$5,738,880	$5,849,459	$5,713,340	$5,541,447
Premium finance receivables - life insurance
Nonaccrual	$6	$—	$—	$—	$—
90+ days and still accruing	1,667	1,066	17,245	1,831	—
60-89 days past due	3,729	21,552	5,260	13,628	1,796
30-59 days past due	90,117	52,975	68,725	44,954	65,155
Current	7,943,754	8,050,209	7,999,768	7,944,443	7,541,482
Total Premium finance receivables - life insurance	$8,039,273	$8,125,802	$8,090,998	$8,004,856	$7,608,433
Consumer and other
Nonaccrual	$4	$6	$6	$7	$8
90+ days and still accruing	28	87	49	31	25
60-89 days past due	51	10	18	26	8
30-59 days past due	146	379	224	343	119
Current	31,712	41,683	50,539	47,295	44,020
Total consumer and other	$31,941	$42,165	$50,836	$47,702	$44,180
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$187,848	$196,152	$164,788	$148,664	$113,856
Nonaccrual	93,549	90,218	67,100	78,910	65,879
90+ days and still accruing	15,163	10,472	33,597	18,723	6,472
60-89 days past due	57,871	67,333	47,940	61,911	41,351
30-59 days past due	187,675	274,473	209,011	132,176	138,004
Current	40,481,302	38,926,823	38,674,049	37,727,229	36,687,541
Total loans, net of unearned income	$41,023,408	$39,565,471	$39,196,485	$38,167,613	$37,053,103
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 14: NON-PERFORMING ASSETS(1)

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2023	2023	2022	2022	2022
Loans past due greater than 90 days and still accruing:
Commercial	$573	$—	$462	$237	$—
Commercial real estate	—	—	—	—	—
Home equity	110	—	—	—	—
Residential real estate	—	104	—	—	—
Premium finance receivables - property & casualty	12,785	9,215	15,841	16,624	6,447
Premium finance receivables - life insurance	1,667	1,066	17,245	1,831	—
Consumer and other	28	87	49	31	25
Total loans past due greater than 90 days and still accruing	15,163	10,472	33,597	18,723	6,472
Non-accrual loans:
Commercial	40,460	47,950	35,579	44,293	32,436
Commercial real estate	18,483	11,196	6,387	10,477	10,718
Home equity	1,361	1,190	1,487	1,320	1,084
Residential real estate	13,652	11,333	10,171	9,787	8,330
Premium finance receivables - property & casualty	19,583	18,543	13,470	13,026	13,303
Premium finance receivables - life insurance	6	—	—	—	—
Consumer and other	4	6	6	7	8
Total non-accrual loans	93,549	90,218	67,100	78,910	65,879
Total non-performing loans:
Commercial	41,033	47,950	36,041	44,530	32,436
Commercial real estate	18,483	11,196	6,387	10,477	10,718
Home equity	1,471	1,190	1,487	1,320	1,084
Residential real estate	13,652	11,437	10,171	9,787	8,330
Premium finance receivables - property & casualty	32,368	27,758	29,311	29,650	19,750
Premium finance receivables - life insurance	1,673	1,066	17,245	1,831	—
Consumer and other	32	93	55	38	33
Total non-performing loans	$108,712	$100,690	$100,697	$97,633	$72,351
Other real estate owned	10,275	8,050	8,589	5,376	5,574
Other real estate owned - from acquisitions	1,311	1,311	1,311	1,311	1,265
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$120,298	$110,051	$110,597	$104,320	$79,190
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.33%	0.38%	0.29%	0.36%	0.27%
Commercial real estate	0.17	0.11	0.06	0.11	0.11
Home equity	0.44	0.35	0.45	0.40	0.33
Residential real estate	0.52	0.46	0.43	0.44	0.40
Premium finance receivables - property & casualty	0.48	0.48	0.50	0.52	0.36
Premium finance receivables - life insurance	0.02	0.01	0.21	0.02	—
Consumer and other	0.10	0.22	0.11	0.08	0.07
Total loans, net of unearned income	0.26%	0.25%	0.26%	0.26%	0.20%
Total non-performing assets as a percentage of total assets	0.22%	0.21%	0.21%	0.20%	0.16%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	414.09%	416.54%	532.71%	399.22%	473.76%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022	2023	2022

Balance at beginning of period	$100,690	$100,697	$97,633	$72,351	$57,305	$100,697	$74,438
Additions from becoming non-performing in the respective period	21,246	24,455	10,027	35,234	22,841	45,701	26,982
Return to performing status	(360)	(480)	(1,167)	(154)	(1,000)	(840)	(1,729)
Payments received	(12,314)	(5,261)	(16,351)	(20,417)	(4,029)	(17,575)	(24,168)
Transfer to OREO and other repossessed assets	(2,958)	—	(3,365)	(185)	(1,611)	(2,958)	(5,988)
Charge-offs, net	(2,696)	(1,159)	(1,363)	(341)	(1,969)	(3,855)	(4,323)
Net change for niche loans (1)	5,104	(17,562)	15,283	11,145	814	(12,458)	7,139
Balance at end of period	$108,712	$100,690	$100,697	$97,633	$72,351	$108,712	$72,351
(1)Includes activity for premium finance receivables and indirect consumer loans.

Other Real Estate Owned

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2023	2023	2022	2022	2022
Balance at beginning of period	$9,361	$9,900	$6,687	$6,839	$6,203
Disposals/resolved	(733)	(435)	(152)	(133)	(1,172)
Transfers in at fair value, less costs to sell	2,958	—	3,365	134	2,090
Fair value adjustments	—	(104)	—	(153)	(282)
Balance at end of period	$11,586	$9,361	$9,900	$6,687	$6,839

	Period End
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Balance by Property Type:	2023	2023	2022	2022	2022
Residential real estate	$318	$1,051	$1,585	$1,585	$1,630
Residential real estate development	—	—	—	—	133
Commercial real estate	11,268	8,310	8,315	5,102	5,076
Total	$11,586	$9,361	$9,900	$6,687	$6,839

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q2 2023 compared to Q1 2023		Q2 2023 compared to Q2 2022
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2023	2023	2022	2022	2022	$ Change	% Change	$ Change	% Change
Brokerage	$4,404	$4,533	$4,177	$4,587	$4,272	$(129)	(3)%	$132	3%
Trust and asset management	29,454	25,412	26,550	28,537	27,097	4,042	16	2,357	9
Total wealth management	33,858	29,945	30,727	33,124	31,369	3,913	13	2,489	8
Mortgage banking	29,981	18,264	17,407	27,221	33,314	11,717	64	(3,333)	(10)
Service charges on deposit accounts	13,608	12,903	13,054	14,349	15,888	705	5	(2,280)	(14)
Gains (losses) on investment securities, net	0	1,398	(6,745)	(3,103)	(7,797)	(1,398)	(100)	7,797	(100)
Fees from covered call options	2,578	10,391	7,956	1,366	1,069	(7,813)	(75)	1,509	NM
Trading gains (losses), net	106	813	(306)	(7)	176	(707)	(87)	(70)	(40)
Operating lease income, net	12,227	13,046	12,384	12,644	15,007	(819)	(6)	(2,780)	(19)
Other:
Interest rate swap fees	2,711	2,606	2,319	1,997	3,300	105	4	(589)	(18)
BOLI	1,322	1,351	1,394	248	(884)	(29)	(2)	2,206	NM
Administrative services	1,319	1,615	1,736	1,533	1,591	(296)	(18)	(272)	(17)
Foreign currency remeasurement gains (losses)	543	(188)	277	(93)	97	731	NM	446	NM
Early pay-offs of capital leases	201	365	131	138	160	(164)	(45)	41	26
Miscellaneous	14,576	15,260	13,505	12,065	9,652	(684)	(4)	4,924	51
Total Other	20,672	21,009	19,362	15,888	13,916	(337)	(2)	6,756	49
Total Non-Interest Income	$113,030	$107,769	$93,839	$101,482	$102,942	$5,261	5%	$10,088	10%

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2023	2022	Change	Change
Brokerage	$8,937	$8,904	$33	0%
Trust and asset management	54,866	53,859	1,007	2
Total wealth management	63,803	62,763	1,040	2
Mortgage banking	48,245	110,545	(62,300)	(56)
Service charges on deposit accounts	26,511	31,171	(4,660)	(15)
Gains (losses) on investment securities, net	1,398	(10,579)	11,977	NM
Fees from covered call options	12,969	4,811	8,158	NM
Trading gains, net	919	4,065	(3,146)	(77)
Operating lease income, net	25,273	30,482	(5,209)	(17)
Other:
Interest rate swap fees	5,317	7,869	(2,552)	(32)
BOLI	2,673	(836)	3,509	NM
Administrative services	2,934	3,444	(510)	(15)
Foreign currency remeasurement gains	355	108	247	NM
Early pay-offs of leases	566	425	141	33
Miscellaneous	29,836	21,464	8,372	39
Total Other	41,681	32,474	9,207	28
Total Non-Interest Income	$220,799	$265,732	$(44,933)	(17)%
NM - Not meaningful.
BOLI - Bank-owned life insurance.

TABLE 16: NON-INTEREST EXPENSE

	Three Months Ended					Q2 2023 compared to Q1 2023		Q2 2023 compared to Q2 2022
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2023	2023	2022	2022	2022	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$107,671	$108,354	$100,232	$97,419	$92,414	$(683)	(1)%	$15,257	17%
Commissions and incentive compensation	44,511	39,799	49,546	50,403	46,131	4,712	12	(1,620)	(4)
Benefits	32,741	28,628	30,553	28,273	28,781	4,113	14	3,960	14
Total salaries and employee benefits	184,923	176,781	180,331	176,095	167,326	8,142	5	17,597	11
Software and equipment	26,205	24,697	24,699	24,126	24,250	1,508	6	1,955	8
Operating lease equipment	9,816	9,833	10,078	9,448	8,774	(17)	0	1,042	12
Occupancy, net	19,176	18,486	17,763	17,727	17,651	690	4	1,525	9
Data processing	9,726	9,409	7,927	7,767	8,010	317	3	1,716	21
Advertising and marketing	17,794	11,946	14,279	16,600	16,615	5,848	49	1,179	7
Professional fees	8,940	8,163	9,267	7,544	7,876	777	10	1,064	14
Amortization of other acquisition-related intangible assets	1,499	1,235	1,436	1,492	1,579	264	21	(80)	(5)
FDIC insurance	9,008	8,669	6,775	7,186	6,949	339	4	2,059	30
OREO expense, net	118	(207)	369	229	294	325	NM	(176)	(60)
Other:
Lending expenses, net of deferred origination costs	7,890	3,099	4,952	4,533	4,270	4,791	NM	3,620	85
Travel and entertainment	5,401	4,590	5,681	4,252	3,897	811	18	1,504	39
Miscellaneous	20,127	22,468	24,279	19,470	21,177	(2,341)	(10)	(1,050)	(5)
Total other	33,418	30,157	34,912	28,255	29,344	3,261	11	4,074	14
Total Non-Interest Expense	$320,623	$299,169	$307,836	$296,469	$288,668	$21,454	7%	$31,955	11%

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2023	2022	Change	Change
Salaries and employee benefits:
Salaries	$216,025	$184,530	$31,495	17%
Commissions and incentive compensation	84,310	97,924	(13,614)	(14)
Benefits	61,369	57,227	4,142	7
Total salaries and employee benefits	361,704	339,681	22,023	6
Software and equipment	50,902	47,060	3,842	8
Operating lease equipment	19,649	18,482	1,167	6
Occupancy, net	37,662	35,475	2,187	6
Data processing	19,135	15,515	3,620	23
Advertising and marketing	29,740	28,539	1,201	4
Professional fees	17,103	16,277	826	5
Amortization of other acquisition-related intangible assets	2,734	3,188	(454)	(14)
FDIC insurance	17,677	14,678	2,999	20
OREO expense, net	(89)	(738)	649	(88)
Other:
Lending expenses, net of deferred origination costs	10,989	11,091	(102)	(1)
Travel and entertainment	9,991	6,573	3,418	52
Miscellaneous	42,595	37,145	5,450	15
Total other	63,575	54,809	8,766	16
Total Non-Interest Expense	$619,792	$572,966	$46,826	8%
NM - Not meaningful.

TABLE 17: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2023	2023	2022	2022	2022	2023	2022
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$697,176	$639,690	$580,745	$466,478	$371,968	$1,336,866	$700,220
Taxable-equivalent adjustment:
- Loans	1,882	1,872	1,594	1,030	568	3,754	995
- Liquidity Management Assets	551	551	538	502	472	1,102	937
- Other Earning Assets	1	4	1	1	1	5	3
(B) Interest Income (non-GAAP)	$699,610	$642,117	$582,878	$468,011	$373,009	$1,341,727	$702,155
(C) Interest Expense (GAAP)	249,639	181,695	123,929	65,030	34,164	431,334	63,122
(D) Net Interest Income (GAAP) (A minus C)	$447,537	$457,995	$456,816	$401,448	$337,804	$905,532	$637,098
(E) Net Interest Income (non-GAAP) (B minus C)	$449,971	$460,422	$458,949	$402,981	$338,845	$910,393	$639,033
Net interest margin (GAAP)	3.64%	3.81%	3.71%	3.34%	2.92%	3.72%	2.76%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.66	3.83	3.73	3.35	2.93	3.74	2.77
(F) Non-interest income	$113,030	$107,769	$93,839	$101,482	$102,942	$220,799	$265,732
(G) Gains (losses) on investment securities, net	0	1,398	(6,745)	(3,103)	(7,797)	1,398	(10,579)
(H) Non-interest expense	320,623	299,169	307,836	296,469	288,668	619,792	572,966
Efficiency ratio (H/(D+F-G))	57.20%	53.01%	55.23%	58.59%	64.36%	55.10%	62.73%
Efficiency ratio (non-GAAP) (H/(E+F-G))	56.95	52.78	55.02	58.41	64.21	54.86	62.60

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2023	2023	2022	2022	2022	2023	2022
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$5,041,912	$5,015,506	$4,796,838	$4,637,980	$4,727,623
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(682,327)	(674,538)	(675,710)	(676,699)	(679,827)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,947,085	$3,928,468	$3,708,628	$3,548,781	$3,635,296
(J) Total assets (GAAP)	$54,286,176	$52,873,511	$52,949,649	$52,382,939	$50,969,332
Less: Intangible assets (GAAP)	(682,327)	(674,538)	(675,710)	(676,699)	(679,827)
(K) Total tangible assets (non-GAAP)	$53,603,849	$52,198,973	$52,273,939	$51,706,240	$50,289,505
Common equity to assets ratio (GAAP) (L/J)	8.5%	8.7%	8.3%	8.1%	8.5%
Tangible common equity ratio (non-GAAP) (I/K)	7.4	7.5	7.1	6.9	7.2

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$5,041,912	$5,015,506	$4,796,838	$4,637,980	$4,727,623
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$4,629,412	$4,603,006	$4,384,338	$4,225,480	$4,315,123
(M) Actual common shares outstanding	61,198	61,176	60,794	60,743	60,722
Book value per common share (L/M)	$75.65	$75.24	$72.12	$69.56	$71.06
Tangible book value per common share (non-GAAP) (I/M)	64.50	64.22	61.00	58.42	59.87

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$147,759	$173,207	$137,826	$135,970	$87,522	$320,966	$207,922
Add: Intangible asset amortization	1,499	1,235	1,436	1,492	1,579	2,734	3,188
Less: Tax effect of intangible asset amortization	(402)	(321)	(370)	(425)	(445)	(722)	(870)
After-tax intangible asset amortization	$1,097	$914	$1,066	$1,067	$1,134	$2,012	$2,318
(O) Tangible net income applicable to common shares (non-GAAP)	$148,856	$174,121	$138,892	$137,037	$88,656	$322,978	$210,240
Total average shareholders’ equity	$5,044,718	$4,895,271	$4,710,856	$4,795,387	$4,526,110	$4,970,407	$4,513,356
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$4,632,218	$4,482,771	$4,298,356	$4,382,887	$4,113,610	$4,557,907	$4,100,856
Less: Average intangible assets	(682,561)	(675,247)	(676,371)	(678,953)	(681,091)	(678,924)	(681,843)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$3,949,657	$3,807,524	$3,621,985	$3,703,934	$3,432,519	$3,878,983	$3,419,013
Return on average common equity, annualized (N/P)	12.79%	15.67%	12.72%	12.31%	8.53%	14.20%	10.22%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	15.12	18.55	15.21	14.68	10.36	16.79	12.40

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$211,430	$243,550	$195,173	$200,041	$131,661	$454,980	$305,341
Add: Provision for credit losses	28,514	23,045	47,646	6,420	20,417	51,559	24,523
Pre-tax income, excluding provision for credit losses (non-GAAP)	$239,944	$266,595	$242,819	$206,461	$152,078	$506,539	$329,864

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A., in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Countryside, Crete, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Grayslake, Gurnee, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lombard, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Norridge, Northfield, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Florida in Bonita Springs and Naples, and in Dyer, Indiana.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2022 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries, and ability of the Company to effectively manage the planned transition of the chief executive officer role;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions and the impact of recent failures of financial institutions, including broader financial institution liquidity risk and concerns;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•the ability of the Company to successfully discontinue use of LIBOR and transition to an alternative benchmark rate for current and future transactions;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation;
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change could have an adverse effect on the Company’s financial condition and results of operations, lead to material disruption of the Company’s operations or the ability or willingness of clients to access the Company’s products and services; and
•the severity, magnitude and duration of the COVID-19 pandemic, including the continued emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on the economy, our financial results, operations and personnel, commercial activity and demand across our business and our customers’ businesses.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, July 20, 2023 at 9:00 a.m. (CDT) regarding second quarter and year-to-date 2023 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the link included within the Company’s press release dated July 6, 2023 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter and year-to-date 2023 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.